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                                                                      EXHIBIT 12



                            PLASTIPAK HOLDINGS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)



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


                                                                                              Years ended
                                                                         -----------------------------------------------------
                                                                         11/1/97    10/31/98    10/30/99   10/28/00   11/03/01

Earnings before income taxes, extraordinary item                          $ 10,000   $ (2,530)   $  6,503   $   (388) $ 10,431
and change in accounting principal

Add:
              Interest on indebtedness                                      15,063     22,079      27,157     28,390    30,424
              Portion of rents representative of the interest factor         5,045      3,900       4,407      4,241     3,615
                                                                         -----------------------------------------------------


Earnings available for fixed charges                                      $ 30,108   $ 23,449    $ 38,067   $ 32,243  $ 44,470
                                                                         =====================================================

Fixed Charges:
              Interest on indebtedness                                    $ 15,063   $ 22,079    $ 27,157   $ 28,390  $ 30,424
              Portion of rents representative of the interest factor         5,045      3,900       4,407      4,241     3,815
              Amortization of loan costs                                      --         --            22      1,243     1,571
                                                                         -----------------------------------------------------


Total fixed charges                                                       $ 20,108   $ 25,979    $ 31,586   $ 33,874  $ 35,610
                                                                         =====================================================


Ratio of earnings to fixed charges                                            1.50X         0        1.21X         0      1.25X
                                                                                          (a)                    (a)



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         (a) For the years ended October 28, 2000 and October 31, 1998, earnings were inadequate to cover fixed charges by $1,631 and $2,530, respectively.